Exhibit 99.2

3003 Tasman Drive, Santa Clara, CA 95054
www.svb.com

For release at 2:00 P.M. (Pacific Time)	Contact:
April 17, 2007	Meghan O’Leary
Investor Relations
(408) 654-6364

Nasdaq: SIVB

SVB FINANCIAL GROUP CHIEF FINANCIAL OFFICER TO RESIGN; REPLACEMENT NAMED

SANTA CLARA, Calif. —April 17, 2007 — SVB Financial Group, the parent company of SVB Silicon Valley Bank, today announced that its chief financial officer, Jack Jenkins-Stark, will resign to return to the energy sector as the chief financial officer of an emerging solar energy company.  Michael Descheneaux, the company’s managing director of Accounting and Financial Reporting, will replace Jenkins-Stark, effective April 30, 2007.  In a separate announcement today, SVB Financial Group announced preliminary earnings per share expectations for the first quarter of 2007, which exceed previous guidance.

Jenkins-Stark joined SVB Financial Group in April 2004, after more than 25 years in senior financial positions in the energy industry with such companies as PG&E, Silicon Energy Corp. and Itron.  He will leave the company to become CFO of BrightSource Energy, an emerging manufacturer of utility-grade solar power plants.

“Through his financial leadership and expertise, Jack has made a significant and lasting contribution to our success,” said Kenneth Wilcox, president and CEO of SVB Financial Group.  “In the last three years, he drove implementation of a number of financial strategies we see as central to our plans for future growth.  He also played a critical role in guiding us successfully through several challenges, including significant accounting changes and an earnings restatement.  We wish him the best of luck and have every expectation of working with him again, helping to increase his company’s chances of success as an SVB client.”

Descheneaux  has extensive accounting and finance, corporate governance and international business experience, which he developed as an auditor and consultant  in the financial services, telecommunications and energy sectors.    He was most recently a Managing Director with Navigant Consulting and head of Arthur Andersen’s Financial Services Practice for the Central and Eastern Europe Region, advising large, public and multi-national clients.  He was lead audit partner with Andersen’s Telecommunications and High Tech Practice in that region, and technical expert partner on U.S. GAAP and GAAS matters, as well as implementation of global audit methodology.   During his time at Andersen, which included assignments in the firm’s New York and Houston offices, Descheneaux advised clients on a wide range of accounting- and finance-related issues, including audits of financial statements, SEC filings, restatements, purchase and due diligence investigations, arbitration and litigation support, internal controls, and off-shore investment structures.  Descheneaux has provided extensive advisory services to large banking clients related to the acquisition of smaller banks, and has served as an expert and consultant in a variety of international arbitration disputes related to banking and investing.  Descheneaux holds a degree in Business Administration from Texas A&M University, from which he graduated Cum Laude with honors.  He is a Certified Public Accountant, as well as a member of the Texas State Board of Public Accountancy, the American Institute of Certified Public Accountants, and the Association of Certified Fraud Examiners.  He began working with SVB Financial Group  as a consultant in October 2005 and became a permanent employee in November 2006.

“We are fortunate to have someone of Mike’s caliber to step into this role,”said Kenneth Wilcox.  “Mike has a demonstrated record in the finance and accounting arena, as well as experience with our financial processes, priorities and people that will allow him to hit the ground running,”

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

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